SA FUNDS – INVESTMENT TRUST

AMENDMENT TO THE
DISTRIBUTION AGREEMENT

WHEREAS, the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”) and Loring Ward Securities Inc., a Delaware corporation (the “Distributor”), entered into a Distribution Agreement (the “Agreement”) as of January 23, 2009, as amended; and

WHEREAS, the Trust and the Distributor mutually desire to amend the third paragraph on page 1 of the Agreement to expressly contemplate each Fund having one or more classes of Shares;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, mutually agree that the following amended third paragraph on page 1 of the Agreement:

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of units of beneficial interest (the "Shares") and each class of shares of each Fund; and

is granted full force and effect as of December 28, 2016.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed by their duly authorized officers as of February 23, 2017.

SA Funds – Investment Trust		Loring Ward Securities Inc.

By:	/s/ Deborah Djeu	By:	/s/ Chris Stanley
Name: Deborah Djeu		Name: Chris Stanley
Title: VP, CCO		Title: VP, General Counsel